                                                                     EXHIBIT 2.C

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                            NEIGHBORHOOD BOX OFFICE.

        1. The name of the corporation is Neighborhood Box Office, Inc.

        2 . The Amended and Restated Articles of Incorporation of Neighborhood Box Office, Inc., a Utah corporation (the "Corporation"), are amended and restated in their entirety as follows:

                                   "ARTICLE I
                                 CORPORATE NAME

        The name of the Corporation is Neighborhood Box, Inc.

                                   ARTICLE II
                                     PURPOSE

        The Corporation is organized to engage in any lawful acts, activities and pursuits for which a corporation may organized under the Utah Revised Business Corporation Act, as amended (the "Act").

                                   ARTICLE III
                                AUTHORIZED SHARES

        The Corporation is authorized to issue two classes of shares to be designated, respectively, 'Common Stock' and "Preferred Stock." The total number of shares of Common Stock that the Corporation is authorized to issue is five million (5, 000,000), $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is one million (1,000,000), $1.00 par value per share.

        The preferences, limitations and relative rights granted to or imposed upon the Capital Stock, are as follows:

A. Common Stock.

        1. Voting Rights. Except as otherwise expressly provided by law or in this Article 111, each issued and outstanding share of Common Stock shall be entitled to one vote on each matter to be voted on by the shareholders of the Corporation.

        2 . Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Common Stock then-outstanding shall be entitled to receive all of the assets of the Corporation remaining and available for distribution. Such assets shall be divided among and paid to the holders of shares of Common Stock, on a pro-rata basis, according to the number of shares OF Common Stock held by them.

        3. Dividends. Dividends may be paid on the issued and outstanding shares of Common Stock as and when declared by the Board of Directors, out of funds legally available therefore; provided, however, that no dividends shall be made with respect to the Common Stock until any preferential dividends required to be paid or set apart for any issued and outstanding shares of the Preferred Stock have been paid or set apart.

        4. Residual Rights. All rights accruing to the issued and outstanding shares of the Corporation not expressly provided for to the contrary herein, in the Corporation's Bylaws or in any resolution or document regarding the preferences, limitations and/or relative rights of any shares of Preferred Stock or in any amendment.

B. Preferred Stock.

        1. No Voting Rights. Except as otherwise expressly provided herein or as required by Utah law, the holders of Preferred Stock shall not be entitled to any voting rights.

        2. Conversion Rights. The holders of shares of Preferred Stock shall have the following conversion rights (collectively, the 'Conversion Rights'):

               (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof and at any time after the date of issuance thereof, into 1.5 fully-paid and non-assessable shares of the Corporation's Common Stock.

               (b) No Adjustments for Combinations or Subdivisions of Common Stock. There will be no adjustments to the conversion ratio for the Preferred Stock in the event the Corporation at any time or from time to time after the date on which a share of Preferred Stock was first issued declares or pays any dividend on the Common Stock payable in shares of Common Stock or in any right to acquire shares of Common Stock, or increases the number of outstanding shares of Common Stock (by stock split, reclassification or otherwise), or decreases the number of outstanding shares of Common Stock (by stock split, reclassification or otherwise).

               (c) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the shares of issued and outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the shares of issued and outstanding Preferred Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Corporation's Articles of Incorporation.

               (d) Fractional Shares. No fractional share of Common Stock or securities representing fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the current fair market value (as determined by the Corporation's Board of Directors) of such fraction on the date of conversion.

        3. Dividends. Each issued and outstanding share of Preferred Stock shall be entitled to a 10% annual dividend, issuable in shares of Preferred Stock.

        4 . No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of conversion or otherwise shall be reissued, and all such shares shall be returned to the status OF undesignated shares of Preferred Stock.

                                   ARTICLE IV
                             LIMITATION OF LIABILITY

        To the fullest extent permitted by the Act or any other applicable law as now in effect or as it may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its shareholders for liability for any action taken or any failure to take any action, as a director.

                                    ARTICLE V
                                 INDEMNIFICATION

        The Corporation shall indemnify all officers and directors of the Corporation to the fullest extent permitted by the Act or any other applicable law as now in effect or as it may hereafter be amended."

        3. The amendments set forth herein were approved and adopted by the Shareholders on August 20, 1996. All prior Articles of Incorporation and amendments thereto are superseded in their entirety by the provisions of these Second Amended and Restated Articles of Incorporation.

        4. On the date the foregoing amendments were approved by the shareholders of the Corporation, the Corporation had outstanding 2,252,012 shares of Common Stock, all of which were entitled to vote on the amendments.

        5. The amendments set forth herein were approved pursuant to Section 16-10a-704 of the Act, which allows shareholder action to be taken without a meeting. Written consents signed by the holders of 1,333,730 shares of Common Stock voted in favor OF the foregoing amendments. The shares of Common Stock voting in favor OF each of the foregoing amendments were sufficient for approval of each of the amendments.

        IN WITNESS WHEREOF, these Second Amended and Restated Articles of Incorporation are hereby executed this 20th day of August, 1996.

                                            NEIGHBORHOOD BOX OFFICE, INC.,
                                            a Utah corporation

                                            By : Keith A Guevara
                                            Its: President